UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported): November 11, 2011

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Bridge Financing Purchase Agreement (as defined below) is incorporated by reference to Item 2.03 hereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 11, 2011, CNS Response, Inc. (the “Company”) entered into an Amended and Restated Note and Warrant Purchase Agreement (the “Bridge Financing Purchase Agreement”) in connection with a $2 million bridge financing (the “Bridge Financing”) with accredited investors.  Pursuant to the agreement, the Company on November 11, 2011 and November 17, 2011 issued subordinated secured convertible notes (the “Bridge Notes”) in the aggregate principal amount of $560,000 and warrants to purchase 5,600,000 shares of common stock to three accredited investors for gross proceeds to the Company of $560,000.  Of these amounts, John Pappajohn, a member of the Company’s Board of Directors, purchased a Bridge Note in the aggregate principal amount of $250,000 and a warrant to purchase 2,500,000 shares.

John Pappajohn and an additional accredited investor had previously purchased subordinated secured convertible notes in the aggregate principal amount of $270,000 and warrants to purchase 1,350,000 shares of common stock pursuant to a Note and Warrant Purchase Agreement dated as of October 18, 2011.  The Bridge Financing Purchase Agreement amended and restated the October agreement in that it increased the warrant coverage from 50% to 100%.  In addition, each holder’s option to redeem or convert their Bridge Note at the closing of the Qualified Offering (defined below) can now only be amended, waived or modified with the consent of the Company and that holder.  Including the amounts issued in October 2011 (as revised to reflect the increase in warrant coverage), to date, the Company has issued Bridge Notes in the aggregate principal amount of $830,000 and warrants to purchase 8,300,000 shares of common stock pursuant to the Bridge Financing Purchase Agreement.

The Bridge Financing Purchase Agreement provides for the issuance and sale of Bridge Notes (including the notes issued in October 2011) in the aggregate principal amount of up to $2,000,000, and warrants to purchase a number of shares corresponding to 100% of the number of shares issuable on conversion of the Bridge Notes, in one or multiple closings to occur no later than April 1, 2012. The Bridge Financing Purchase Agreement also provides that the Company and the holders of the Bridge Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Bridge Notes and the related warrants.

The Bridge Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of common stock of the Company at a conversion price of $0.10, are secured by a second position security interest in the Company’s assets that is pari passu with the interest recently granted to the holders of the Company’s subordinated convertible notes (issued between January and April 2011)(the “Subordinated Notes”), are subordinated in all respects to the Company’s obligations under its senior convertible notes (issued between October and November 2010)(the “Senior Notes”) and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. and are pari passu to the obligations under the Subordinated Notes.  The second position security interest is governed by the amended and restated security agreement, dated as of September 30, 2011, between the Company and Paul Buck, as administrative agent for the secured parties (the “Amended and Restated Security Agreement”), which replaced the security agreement entered into in connection with the issuance of the Senior Notes in 2010.

The conversion price of the Bridge Notes is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.  At the closing of a public offering by the Company of shares of its common stock and/or other securities with gross proceeds to the Company of at least $10 million (the “Qualified Offering”), each Bridge Note will be either redeemed or converted (in whole or in part) at a conversion price equal to the lesser of the public offering price or the conversion price then in effect, with the choice between redemption and conversion being at the sole option of the holder. The Bridge Notes can be declared due and payable upon an event of default, defined in the Bridge Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the Bridge Note or materially breaches any representation or warranty in the Bridge Note or the Bridge Financing Purchase Agreement.

The warrants related to the Bridge Notes expire five years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $0.10. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect (including the Qualified Offering), except that subsequent to the Qualified Offering, the exercise price will not be adjusted for any further financings.  The warrants contain a cashless exercise provision.

With the exception of each holder’s option to redeem or convert their Bridge Note at the closing of the Qualified Offering, any provision of the Bridge Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding. Any such majority consent will affect all Bridge Notes or warrants, as the case may be, and will be binding on the Company and all holders of the Bridge Notes or warrants.  Each holder’s option to redeem or convert the Bridge Note at the closing of the Qualified Offering cannot be amended, waived or modified without the written consent of the Company and such holder and such amendment, waiver or modification will be binding only on the Company and such holder.

The Amended and Restated Security Agreement and the corresponding security interest terminate (1) with respect to the Senior Notes, if and when holders of a majority of the aggregate principal amount of Senior Notes issued have converted their notes into shares of common stock and (2) with respect to the Subordinated Notes and Bridge Notes, if and when holders of a majority of the aggregate principal amount of Subordinated Notes and Bridge Notes (on a combined basis) have converted their notes.

As a result of the issuance of the Bridge Notes and related warrants, the conversion prices of the Senior Notes and Subordinated Notes and the related warrants were automatically adjusted, under the terms of such notes and warrants, to match the $0.10 conversion price of the Bridge Notes and the $0.10 exercise price of the related warrants.  As a result, an aggregate of 30,239,280 and 25,000,000 shares of common stock are issuable upon conversion of the Senior Notes and Subordinated Notes, respectively, and an aggregate of 27,619,647 shares of common stock are issuable upon exercise of the warrants related to the Senior Notes and Subordinated Notes.  Additionally, an aggregate of 899,994 shares of common stock are issuable upon exercise of warrants by placement agents.

The foregoing description of the Bridge Notes, the Bridge Note warrants, the Bridge Financing  Purchase Agreement and the Amended and Restated Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the aforementioned exhibits.  The form of Bridge Note warrant is attached as Exhibit 4.2 to the Company’s current report on Form 8-K filed on October 24, 2011 and the Amended and Restated Security Agreement is attached as Exhibit 10.2 to such 8-K, and both are incorporated by reference herein.  The form of Bridge Note and the Bridge Financing Purchase Agreement will be attached as exhibits to a future filing.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the Bridge Notes and the related warrants is incorporated herein by reference to Item 2.03.   The Bridge Notes and Bridge Note warrants were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
November 17, 2011		Paul Buck
Chief FinancialOfficer